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                                                                    EXHIBIT 99.1


   CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
                    PRIVATE SECURITIES LITIGATION REFORM ACT


         Chronimed Inc. is filing this Exhibit 99 to its Annual Report on Form 10-K to avail itself of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. When used in this Annual Report on Form 10-K, our Annual Report to Shareholders, future filings with the Securities and Exchange Commission, press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "believe", "expect", "intends", "estimates", "plans", "will likely result", "look for", "may result", "will continue", "is anticipated", "expect", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These types of statements and the facts or events to which they relate express risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We caution readers that the following important factors, among others, could affect our financial performance and could cause our actual results for future periods to differ materially from any forward-looking statements made by us or on our behalf. Although we have attempted to list below the important factors which do or may affect financial performance, other factors may in the future prove to be more important. New factors emerge from time to time and it is not possible for management to predict all of such factors. Similarly, management cannot necessarily assess or quantify the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in forward-looking statements.

         Factors affecting our financial performance may include:

         Our ability to maintain satisfactory on-going arrangements with biopharmaceutical manufacturers and wholesalers, and their ability to satisfy our volume, pricing, and product requirements. In particular, we rely on the availability of several HIV/AIDS products manufactured by a few key suppliers including Combivir(R), Epivir(R), Trizivir(R), and Ziagen(R) manufactured by GlaxoSmith Kline, Zerit(R) and Sustiva(R) manufactured by Bristol Myers Squibb, Kaletra(R) manufactured by Abbott Laboratories, Serostim(R) manufactured by Serono and Viracept(R) manufactured by Pfizer; organ transplant product Neoral(R) manufactured by Novartis Pharmaceuticals and Gengraf(R) manufactured by Abbott Laboratories; Hepatitis C products Peg-Intron(R) and Rebetol(R) manufactured by Schering Plough; human growth hormone products Nutropin(R) and Protropin(R) manufactured by Genentech; blood cell product Neupogen(R) manufactured by Amgen; rheumatoid arthritis product Enbrel(R) manufactured by Immunex; and on-going, favorable pricing and supply terms with our pharmaceutical wholesale supplier, McKesson Corporation, and other group purchasing contracts.

         Decrease in demand for drugs we handle. We focus almost exclusively on a limited number of complex and expensive drugs that serve small patient populations. As a result, our future growth is highly dependent on expanding our base of drugs. Further, a loss of patient base or reduction in demand for any reason of the drugs we currently handle could have a material adverse effect on our business.

         Changes in Medicare or Medicaid. Changes in Medicare, Medicaid or similar government programs or the amounts paid by those programs for our products or services may adversely affect our earnings. For example, these programs could revise their pricing based on new methods of calculating the average wholesale price ("AWP") for drugs we handle. We conduct business in approximately 26 states reimbursed under state Medicaid programs. In addition, our organ transplant business is primarily reimbursed under Medicare and subject to its reimbursement rates.



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         Loss of relationships with payors. We are highly dependent on reimbursement from certain payors. In fiscal year 2002, a large single private payor, Aetna, Inc. and affiliates accounted for approximately 26% of our revenue. Some payors seek to limit the number of providers that supply drugs to their enrollees. For example, we were selected by Aetna, Inc. as one of three providers of injectable medications. From time to time, payors with whom we have relationships require that we and our competition bid to keep their business, and there can be no assurance that we will be retained or that our margins will not be adversely affected when that happens In addition, a single uncontracted payor in the retail segment represented 6.1% of retail revenues and 10.0% of retail margins in fiscal year 2002. The loss of a payor relationship, for example, our relationship with Aetna (which is terminable on a 90 days notice) or this uncontracted payor, could result in the loss of a significant number of patients and have a material adverse effect on our business, financial condition and results of operations.

         Negative cost containment trends or financial difficulties by our payors. Cost containment measures affect pricing, purchasing and usage patterns in health care. Payors also influence decisions regarding the use of a particular drug treatment and focus on product cost in light of how the product may impact the overall cost of treatment. The timing of payments and our ability to collect from payors also affects our revenue and profitability. If we are unable to collect from payors or if payors fail to pay us in a timely manner, it could have a material adverse effect on our business and financial condition.

         Changes in or unknown violations of various federal, state, and local regulations. Examples include: regulations governing the dispensing of prescription drugs; prescription drug labeling, packaging, and advertising; the dispensing of "controlled" substances; the "fraud and abuse" provisions of the Social Security Act; standards for billing Medicaid and Medicare; patient and data privacy laws; state and local pharmacy license and permit regulations; building and zoning codes; labor and employment laws and standards, and the like. As a result, the Company is subject to periodic governmental audits regarding its compliance to these many regulations. An adverse outcome from these audits could have a material adverse effect on our business and financial condition.

         Costs and other effects of legal or administrative proceedings. Claims by current or former customers, suppliers, payors or employees; shareholder actions; governmental investigations, audits, and settlements, and claims against us in excess of insurance coverage could have a material adverse effect on our business and financial condition.

         The adoption of new or changes to existing accounting policies and practices and the application of such policies and practices.

         The amount and rate of growth in our selling, general and administrative expenses and the impact of unusual items resulting from our ongoing evaluation of our business strategies, asset valuations and organizational structures.

         The impairment of a significant amount of goodwill on our financial statements. We evaluate on an on-going basis whether events and circumstances indicate that all or some of the carrying value of goodwill is no longer recoverable. We are not presently aware of any persuasive evidence that any material portion of our goodwill will be impaired and written off against earnings. As of June 28, 2002 the Company had goodwill, net of accumulated amortization, of approximately $30.2 million, or 30% of total assets and in excess of shareholders' equity of $24.2 million. The write-down or write-off of this goodwill could negatively impact our future earnings and potentially our ability to finance the business.

         The effects of and changes in, trade, monetary and fiscal policies, laws and regulations, other activities of government agencies, as previously mentioned; and changes in social and economic conditions, such as trade restrictions or prohibitions, inflation and monetary fluctuations, import and other charges or taxes; and changes in interest rates causing a reduction of interest income or an increase in interest expense.




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         Our ability to obtain competitive financing to fund operations and growth. In order to implement our growth strategy, we will need substantial capital resources and will incur, from time to time, short-term and long-term indebtedness, the terms of which will depend on market and other conditions. We cannot be certain that existing or additional financing will be available to us on acceptable terms, if at all. As a result, we could be unable to fully pursue our growth strategy. Further, additional financing may involve the issuance of equity securities that would reduce the percentage ownership of our then current shareholders.

         Continuing qualification to list our securities on a national stock exchange, thereby maintaining a broad market for our stock.

         Developments in medical research affecting the treatment or cure of conditions for which we distribute medications (particularly a cure for AIDS or a cure or alternative solution to organ transplant procedures), heightened competition, the entry of new competitors into our markets, and the introduction of new products and services by new and existing competitors.

         The creation, maintenance, or adequate utilization of technical and management controls to assure accurate and timely recognition and reporting of revenue and earnings, and related assets and liabilities.

         Adverse publicity, news coverage, and reporting by independent analysts.

         Loss or retirement of key executives or changes in ownership.

         Investors are cautioned not to place undue reliance on our forward-looking statements as they speak only of the Company's opinions at the time the statement was made. We do not undertake and specifically decline any obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.